Exhibit 10.5

AMENDMENT NO. 1

TO

EXECUTIVE EMPLOYMENT AGREEMENT

OF

CITY OFFICE REIT, INC.

This Amendment No. 1 (the “Amendment”), dated as of July 31, 2019, to the Executive Employment Agreement (the “Agreement”) between City Office Management Ltd. (the “Company”), a wholly-subsidiary of City Office REIT, Inc. (the “REIT”), and Mr. Anthony Maretic, as Chief Financial Officer, Secretary and Treasurer of the REIT, dated as of February 1, 2018, is entered into by the Company pursuant to Section 17 of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement.

WHEREAS, the Board of Directors (the “Board”) of the REIT appointed a Special Committee of Independent Directors (the “Committee”) on May 2, 2018 to consider the terms and provisions of an administrative services agreement between the REIT and the general partner of a new fund sponsored by certain of the Company’s executive officers;

WHEREAS, on August 1, 2018, after considering and discussing fully the REIT’s obligations under a proposed administrative services agreement between the REIT and the general partner of a new fund (the “ASA”) and the arrangements with respect to the new fund, including conflicts of interest with respect thereto, the Committee approved the form, terms and provisions of the ASA;

WHEREAS, on July 30, 2019, the Committee approved the form, terms and provisions of a revised draft of the ASA and authorized John McLernon, Chairman of the Board, or John Sweet, an independent member of the Board, to execute the ASA on behalf of the REIT at such time as he deems advisable;

WHEREAS, in connection with the execution of ASA, the Committee determined that it is advisable and in the best interest of the REIT that the Agreement between the Company and Mr. Maretic, as Chief Financial Officer, Secretary and Treasurer, be amended as set forth below in order to clarify certain provisions of the Agreement;

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Maretic hereby agree as follows:

1.01 Amendment of Agreement. The Agreement is hereby amended as follows:

(a)	Section 15(b) is hereby amended and restated in its entirety as follows:

The covenant against competition herein described shall apply until the termination of the Executive’s employment as provided herein and until the earlier of (i) six months after such termination or (ii) a Change in Corporate Control (the “Restriction Period”). During the Restriction Period the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the Business; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which the Executive owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Board; (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity; (iii) the Executive may own or participate in the ownership of Second City Capital Partners II, Limited Partnership, Second City Real Estate II, Limited Partnership, SC Principals Limited Partnership, Clarity Real Estate III, Limited Partnership and Clarity Real Estate Ventures, Limited Partnership, as well as their respective general partners, related companies and future affiliated fund vehicles, which ownership, management or participation has been disclosed to the Board; and (iv) the Executive may, directly or indirectly, invest in commercial real estate or other assets so long as they are not Suitable Properties (as defined in Section 15(a)), and the Executive may own or participate in the ownership of Suitable Properties if such opportunity has been first provided to the Company and the Company has declined to acquire it in writing, providing that such ownership, management or participation has been disclosed to the Board. Further, the covenant against competition described herein shall not apply to the Executive with respect to any business or venture that competes with a New Business to the extent that the Executive’s actions or participation occurred before the Company became engaged in the New Business.

2.01 Services Agreement. The ASA shall be deemed a “Services Agreement” for all purposes under Section 4 of the Agreement.

3.01 Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

4.01 Ratification. Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

5.01 Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the province of British Columbia, without regard to the principles of conflicts of law.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, to be effective as of the date first set forth above.

CITY OFFICE MANAGEMENT LTD.

By:	City Office REIT, Inc.

By:	/s/ John McLernon
Name:	John McLernon
Title:	Chairman of the Board of Directors

/s/ Anthony Maretic
ANTHONY MARETIC

[Signature Page to Amendment No. 1 to the Executive Employment Agreement of City Office REIT, Inc.]